FREE WRITING PROSPECTUS Dated May 22, 2007	Filed Pursuant to Rule 433 Registration No. 333-132215 Registration No. 333-132215-03
775mm+ TRIAD AUTO RECEIVABLES TRUST 2007-A (TAROT)
Lead Managers & Joint Bookrunners: Goldman Sachs & Citigroup
Co-Managers: BoA, CS, DB

Class	Mdys/S&P		Size (mm)	WAL	Spread	Yield	Coupon	Price
A1	P	-1/A-1+	150.000	0.18	IntL-4	5.3032	5.3032	100.000000
A2	Aaa/AAA		278.000	1.00	EDSF+3	5.4110	5.3500	99.999279
A3	Aaa/AAA		127.000	2.00	ISWAP+10	5.3420	5.2800	99.993604
A4	Aaa/AAA		220.110	3.13	1mL+6			100.000000
Deal is Aaa/AAA via FSA Wrap
Settle: May 30, 2007
First Distribution Date: June 12, 2007
IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES
The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.
STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The Depositor has filed a registration statement (including the prospectus (the “Prospectus”)) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.